Exhibit 99.1

Contacts:

Gen-Probe	AdnaGen
Michael Watts	Winfried Albert, Ph.D.
Sr. director, investor relations and	Chief scientific and operating officer
corporate communications	+49 511-72 59 50 50
+1 858-410-8673

For Immediate Release

Gen-Probe Licenses Technology from AdnaGen That May
Increase Accuracy of Molecular Diagnostic Tests for Cancer

— Innovative ‘Immunocapture’ Technology Combined with NAT Also May
Help Determine Aggressiveness of Malignancies and Aid in Patient Monitoring —

SAN DIEGO, CA, and LANGENHAGEN / HANOVER, GERMANY, January 3, 2005 — Gen-Probe (NASDAQ: GPRO) has licensed technology from AdnaGen, a private company based in Germany, that may help increase the accuracy of molecular diagnostic tests to detect prostate and other cancers, help determine the aggressiveness of these malignancies, and monitor responses to therapy.

AdnaGen’s proprietary technology enables detection of rare, circulating tumor cells that are an early event in cancer metastasis. This is accomplished through two steps that combine the benefits of immunoassay and nucleic acid testing. First, cancerous cells are isolated from healthy cells using a mixture of specific monoclonal antibodies linked to magnetic particles. Second, the RNA inside the captured cells is released and amplified to identify expressed genes that are markers for specific cancers. This combination of technologies increases both the sensitivity and specificity of cancer cell detection in body fluids such as blood and urine.

“This agreement with AdnaGen gives Gen-Probe access to innovative technology that supports our long-term strategy to become a leader in cancer diagnostics,” said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. “We believe our PCA3 prostate cancer test could be a breakthrough based solely on our current technology platform, but incorporating AdnaGen’s innovative technology into a combination product could yield markedly improved sensitivity and specificity, as well as greater prognostic value. We also expect to apply AdnaGen’s technology to future assays for other cancers.”

Prostate cancer is one of the most challenging cancers to treat because the aggressiveness of tumors can be difficult to determine. As a result, new diagnostic tools that enhance understanding of this cancer, and potentially improve the types and timing of medical intervention, are of great potential benefit.

Under the terms of the agreement, Gen-Probe will gain exclusive access to AdnaGen technology for molecular diagnostic tests for prostate and bladder cancers. Gen-Probe will pay AdnaGen license fees of $1 million within 30 days of signing, and $750,000 in the first quarter of 2006 or upon patent issuance, whichever comes later. Gen-Probe also may pay AdnaGen three milestones totaling an additional $2.25 million based on certain regulatory and commercial events. In addition, Gen-Probe will pay AdnaGen royalties on sales of any products developed using AdnaGen’s technology.

Gen-Probe retains options to obtain exclusive licenses to use AdnaGen’s technology in molecular diagnostic tests for kidney, ovarian and cervical cancer. If Gen-Probe exercises these options, the Company would pay AdnaGen $250,000 for each additional cancer product. In addition, Gen-Probe retains a three-year “right of first refusal” to negotiate with AdnaGen on exclusive rights to molecular diagnostic tests for breast, colon and lung cancers.

“By combining AdnaGen’s technological advancement in tumor diagnostics with Gen-Probe’s impressive track record of successfully taking innovative products to the market, we believe that the cooperation between AdnaGen and Gen-Probe is very likely to become a success,” commented Winfried H. Albert, chief operating officer and chief scientific officer of AdnaGen. “The joined expertise will facilitate a speedy adaptation of AdnaGen’s technology onto Gen-Probe’s technology platform as well as a timely introduction of the novel tumor diagnostics.” “This agreement will also contribute to the credibility of AdnaGen’s technology with potential new investors,” added Axel Deuring, chief financial officer of AdnaGen.

Capel Thompson & Homer (Guildford, UK), business development advisors to companies in the health sciences field and affiliate of the Ferghana Partners Group (New York and London) specialist investment bank, acted as financial and transaction advisors to AdnaGen on this agreement with Gen-Probe.

About Gen-Probe

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests for diagnosing human diseases and screening donated human blood. Using its patented technologies, Gen-Probe has received FDA approvals or clearances for a broad portfolio of products that detect a variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. In addition, Gen-Probe’s TIGRIS® instrument is the only fully automated, high-throughput system in the molecular diagnostics industry. The Company also developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe has more than 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and employs approximately 900 people. For more information, go to www.gen-probe.com.

About AdnaGen

AdnaGen AG, founded in 1999, is a privately held biotechnology research and development company based in Langenhagen / Hanover, Germany that focuses on the development of innovative tumor diagnostics by utilizing its proprietary technology for the detection and analysis of rare cells. Through the sensitive and accurate detection of disseminated tumor cells in body fluids and biological samples, AdnaGen has developed tumor diagnostics of superior clinical value. Proof-of-concept has been achieved and clinical studies have been concluded or are in progress for breast, colon and prostate cancer. All tests are CE-marked. AdnaGen has 14 employees, and since 2001 is certified according to ISO 9001 and EN 13485. For more information, go to www.adnagen.com

Caution Regarding Forward-Looking Statements

Any statements in this press release about Gen-Probe’s expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and “would.” For example, statements concerning intellectual property, future development, the potential of the cancer diagnostics market, payment of license fees and royalties, regulatory and commercial milestones, and future growth are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that AdnaGen’s intellectual property will be infringed or invalidated, (ii) the risk that Gen-Probe’s development of cancer diagnostics will not be successful, (iii) the risk that the cancer diagnostics market may not grow as expected, (iv) the risk that Gen-Probe may not be able to maintain its current corporate collaborations, including with AdnaGen, or enter into new ones, and (v) the risk that Gen-Probe may not enter new cancer diagnostic markets successfully or economically. For additional information about risks and uncertainties Gen-Probe faces and a discussion of the Company’s financial statements and footnotes, see documents filed with the SEC, including the Report on Form 10-Q for the fiscal quarter ended September 30, 2004 and all periodic filings made with the SEC. Gen-Probe assumes no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

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